Exhibit 16
October 1, 2009
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
Dear Ladies and Gentlemen:
We are the former independent registered public accounting firm for Royal Bancshares of Pennsylvania, Inc. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated on, or about, October 1, 2009 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,
/s/ Beard Miller Company LLP